Exhibit 10.2
EMPLOYMENT AGREEMENT
THIS AGREEMENT (the “Agreement”) is made the 2nd day of April, 2018, by and between Owen D. Thomas (the “Executive”) and Boston Properties, Inc., a Delaware corporation, with its principal executive office located at 800 Boylston Street, Boston, Massachusetts 02199 (together with its subsidiaries, the “Company”).
WITNESSETH THAT:
WHEREAS, Executive has been employed by the Company as its Chief Executive Officer and has served the Company as a member of the Company’s Board of Directors (the “Board of Directors”) pursuant to an Employment Agreement dated March 10, 2013 (the “2013 Agreement”) in which capacities he has provided services to the Company and Boston Properties Limited Partnership (“BPLP”), of which the Company is General Partner and owner of the majority economic interest; and
WHEREAS, the Company and Executive desire to continue the Executive’s employment as Chief Executive Officer and his service as a member of the Board of Directors based on the terms set forth in this Agreement;
NOW, THEREFORE, in consideration of the mutual covenants and premises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive hereby agree as follows:
1.Term. The term of Executive’s employment with the Company pursuant to this Agreement shall commence on April 2, 2018 (the “Effective Date”) and shall continue until and June 30, 2023 unless earlier terminated as provided herein. As used herein, the “Term” shall mean the period of Executive’s employment pursuant to this Agreement and shall end upon any termination of Executive’s employment with the Company as provided herein. Notwithstanding the foregoing, in the event a Change in Control (as defined in Paragraph 9(d)) occurs during the Term, the Term shall be extended until twenty-four (24) months after the Change in Control.

2.Employment; Duties; Location.
(a)During the Term, Executive shall continue to be employed by the Company as its Chief Executive Officer and shall continue to serve as a member of the Board of Directors under the same terms as the other Directors, with no additional compensation. While Executive remains Chief Executive Officer of the Company, he will be nominated for re-election to the Board of Directors each year. Executive agrees he will resign from the Board of Directors upon his termination of employment from the Company at the request of the Board. Executive’s duties and authority shall be commensurate with his title and position with the Company, and shall include the performance of services in respect of BPLP. Executive shall report directly to the Board of Directors. Executive shall be principally located at the Company’s New York office.
(b)Executive agrees to his employment as described in this Paragraph 2 and agrees to continue to devote substantially all of his working time and efforts to the performance of his duties hereunder, except as otherwise approved by the Board of Directors or as specifically otherwise provided in this Agreement. Executive shall be permitted to continue such outside positions as set forth in Exhibit A. Executive may also engage in religious, charitable or other community activities as long as such activities do not materially interfere with Executive’s performance of his duties to the Company under this Agreement. Other than as set forth in Exhibit A, Executive may not serve on other boards of directors of for-profit companies without the consent of the Board of Directors. Notwithstanding the foregoing, nothing herein shall be interpreted to preclude Executive from (i) engaging in Minority Interest Passive Investments (as defined below), including Minority Interest Passive Investments in, or relating to the ownership, development, operation, management, or leasing of, commercial real estate properties or (ii)  participating as an officer or director of, or advisor to, any organization that is not engaged in the acquisition, development, construction, operation, management, or leasing of any commercial real estate property; provided that such activities and related duties and pursuits do not materially restrict Executive’s ability to fulfill his obligations as an officer and employee of the Company as set forth herein.
Engaging in a “Minority Interest Passive Investment” means acquiring, holding, and exercising the voting rights associated with an investment made through (i) the purchase of securities (including partnership interests) that represent a non‑controlling, minority interest in an entity or (ii) the lending of money, in either case with the purpose or intent of obtaining a return on such investment but without management by Executive of the property or business to which such investment directly or indirectly relates and without any business or strategic consultation by Executive with such entity.
3.Compensation.
(a)Base Salary. The Company shall pay Executive during the Term an annual salary of $875,000 (the “Base Salary”), payable in accordance with the Company’s normal business practices for senior executives (including tax withholding), but in no event less frequently than monthly. Executive’s Base Salary shall be reviewed at least annually by the Compensation Committee of the Board of Directors (the “Compensation Committee”) and may be increased in its discretion but, once increased, may not be decreased (with any such increased Base Salary being considered thereafter the Base Salary for all purposes of this Agreement).
(b)Bonus. Executive’s annual target bonus shall be 250 percent of his Base Salary. On each annual compensation determination date established by the Company during the Term in respect of the Company’s senior executive team, the Company shall review the performance of the Company and of Executive during the prior year, and the Company may provide Executive with additional compensation as a bonus if the Compensation Committee, in its discretion and with consideration of the target bonus described above, determines that Executive’s contribution to the Company warrants such additional payment and the Company’s anticipated financial performance for the present period permits such payment. Such bonus for any calendar year shall be paid in cash no later than March 15 of the following calendar year.
(c)Equity Compensation. For each calendar year during the Term, Executive will be eligible to participate in the Company’s long-term incentive program, with the size of equity grants to be determined at the discretion of the Compensation Committee based on Company and individual performance and competitive peer group information. Long term incentive may be provided in the form of stock options, restricted stock, restricted stock units and/or Long Term Incentive Units in accordance with the terms of the Boston Properties, Inc. 2012 Stock Option and Incentive Plan or any successor stock incentive plan adopted by the Company from time to time (the “Stock Plan”). Such awards will be pro-rated for any partial year of employment. Such awards will be subject to either time-based and/or performance-based vesting as determined by the Compensation Committee. The terms and conditions of equity grants to Executive in respect of any calendar year, including vesting, and types of awards, shall be no less favorable than the terms and conditions of equity grants provided to other executives of the Company, generally, in respect of such calendar year.
4.Benefits. During the Term, Executive shall be entitled to receive the following benefits:
(a)Medical/Dental Insurance. Executive shall be entitled to participate in any and all health plans, including all medical and dental insurance plans, as in effect from time to time for senior executives of the Company. Such participation shall be subject to (i) the terms of the applicable plan documents, (ii) generally applicable policies of the Company, and (iii) the discretion of the Board of Directors, the Compensation Committee or any administrative or other committee provided for in, or contemplated by, such plan; provided that the terms and conditions of Executive’s participation in such plans shall be no less favorable to Executive in any manner than such terms and conditions applicable to other senior executives of the Company. Nothing contained in this Agreement shall be construed to create any obligation on the part of the Company to establish any such plan or to maintain the effectiveness of any such plan which may be in effect from time to time.
(b)Life Insurance; Disability Insurance. The Company shall provide Executive with such life and/or disability insurance as the Company may from time to time make available to senior executives of the Company, with the level of benefits applicable to Executive commensurate with Executive’s compensation as compared to that of other senior executives.
(c)Expenses. The Company shall promptly reimburse Executive for all reasonable business expenses incurred by Executive in accordance with the practices of the Company for senior executives of the Company, as in effect from time to time.
(d)Vacation. Executive shall receive paid vacation annually in accordance with terms determined for such Executive by the Company, but in no event shall Executive receive less than four weeks of paid vacation per year.
(e)Deferred Compensation. Executive shall be entitled to participate in any deferred compensation plan or arrangement that the Company may have in place for its senior executives, directors and/or officers.
(f)Automobile. The Company shall provide Executive with the use of a Company-owned or leased automobile.
(g)Other Benefits. The Company shall provide to Executive such other benefits, including the right to participate in such retirement or pension plans, as are made generally available to senior executives of the Company from time to time. Such participation shall be subject to (i) the terms of the applicable plan documents, (ii) generally applicable policies of the Company, and (iii) the discretion of the Board of Directors, the Compensation Committee or any administrative or other committee provided for in, or contemplated by, such plan; provided that the terms and conditions of Executive’s participation in such plans shall be no less favorable to Executive in any manner than such terms and conditions applicable to other senior executives of the Company.
(h)Taxation of Payments and Benefits. The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this

Agreement to the extent that it reasonably and in good faith believes that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.
5.Indemnification. To the full extent permitted by law and subject to the Company’s Certificate of Incorporation and Bylaws, and under terms and conditions no less favorable to Executive in any regard than to any other officer or director of the Company, the Company shall indemnify Executive with respect to any actions commenced against Executive in his capacity as a director or officer or former director or officer of the Company, or any affiliate thereof for which he may serve in such capacity, and the Company shall advance on a timely basis any expenses incurred in defending such actions. The obligation to indemnify hereunder shall survive the termination of this Agreement indefinitely. The Company agrees to maintain directors’ and officers’ liability insurance with respect to Executive. Executive shall be designated as a “covered person” under the Company’s directors’ and officers’ liability insurance coverage and shall be covered to the same extent as other directors and executive officers, including following the termination of Executive’s employment for the maximum statute of limitations period which could apply to any claim against Executive which otherwise would be covered by such insurance.
6.Company Authority/Policies. Executive agrees to observe and comply with the rules and regulations of the Company as adopted by its Board of Directors respecting the performance of his duties and to carry out and perform orders, directions and policies communicated to him from time to time by the Board of Directors, to the extent consistent with Executive’s duties pursuant to Paragraph 2 above. Executive also agrees to comply with the Company’s stock ownership guidelines in effect from time to time.
7.Records/Nondisclosure/Company Policies.
(a)General. All records, financial statements and similar documents obtained, reviewed or compiled by Executive in the course of the performance by him of services for the Company, whether or not confidential information or trade secrets, shall be the exclusive property of the Company. Executive shall have no rights in such documents upon any termination of Executive’s employment.
(b)Confidential Information. Executive will not disclose to any person or entity (except as required by applicable law, the rules of the New York Stock Exchange, or otherwise in connection with the performance of his duties and responsibilities hereunder), or use for his own benefit or gain, any confidential information of the Company obtained by him incident to his employment with the Company. Executive shall take all reasonable steps to safeguard any confidential information and to protect such confidential information against disclosure, misuse, loss, or theft. The term “confidential information” includes, without limitation, financial information, business plans, prospects, and opportunities which have been discussed or considered by the management of the Company, but does not include any information which has become part of the public domain by means other than Executive’s non‑observance of his obligations hereunder. Executive understands that pursuant to the federal Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. For the avoidance of doubt, nothing contained in this Agreement limits Executive’s ability to communicate with the Securities and Exchange Commission, including to provide documents or other information, without notice to the Company.
This Paragraph 7 shall survive the termination of this Agreement.
8.Termination/Severance.
(a)General.
(i)At Will Employment. Executive’s employment hereunder is “at will” and, therefore, may be terminated at any time, with or without cause, at the option of the Company or Executive, subject only to the severance obligations under this Paragraph 8.
(ii)Notice of Termination. Except for termination as a result of Executive’s death as specified in Subparagraph 8(b), during the Term, any termination of Executive’s employment by the Company or any such termination by Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision hereunder relied upon by the terminating party.
(iii)Date of Termination. “Date of Termination” shall mean: (A) if Executive’s employment is terminated by his death, the date of his death; (B) if Executive’s employment is terminated on account of disability under Subparagraph 8(c), the date on which Notice of Termination is given by the Company, or such later date as is indicated in the Notice of Termination; (C) if Executive’s employment is terminated by the Company for Cause under Subparagraph 8(d), the date on which a Notice of Termination is given by the Company, or such later date as is indicated in the Notice of Termination; (D) if Executive’s employment is terminated by the Company without Cause under Subparagraph 8(e)(i), thirty (30) days after the date on which a Notice of Termination is given by the Company, or such later date as is indicated in the Notice of Termination, provided that the Company may establish a Date of Termination earlier than thirty (30) days after the Notice of Termination if, in addition to other amounts due pursuant to this Agreement, it pays Executive the amount equal to the Base Salary and the employer-paid portion of any employee group health plan benefits for the portion of such thirty (30) day period that follows the Date of Termination; (E) if Executive’s employment is terminated by Executive under Subparagraph 8(f), thirty (30) days after the date on which a Notice of Termination is given by the Executive, or such other date as is mutually agreed by Executive and the Company; and (F) if Executive’s employment is terminated by Executive under Subparagraph 8(e)(ii) for Good Reason, the date on which the Notice of Termination is given by the Executive after the end of the thirty (30) day cure period, or such other date as is mutually agreed by Executive and the Company.
(b)Death. If Executive dies during the Term, the Term shall terminate as of the date of death, and the Company shall, within ninety (90) days of death, pay in a lump sum amount to such person as Executive shall designate in a notice filed with the Company or, if no such person is designated, to Executive’s estate, Executive’s accrued and unpaid Base Salary to his date of death, plus his target bonus for the calendar year of termination, prorated for the number of days actually employed in the then current calendar year, to the extent unpaid on the

Date of Termination. All unvested stock options and stock‑based grants with time-based vesting shall vest and become exercisable by Executive’s estate or other legal representatives or nonforfeitable, as applicable, on the Date of Termination, and all unvested stock options and stock-based grants with performance-based vesting shall vest and become exercisable by Executive’s estate or other legal representatives or nonforfeitable, as applicable, to the extent provided in the applicable award agreements, and Executive’s estate or other legal representatives shall have such period of time to exercise the stock options as is provided in the Stock Plan and agreements with Executive pursuant thereto. For a period of eighteen (18) months following the Date of Termination and subject to the continued copayment of premium amounts by Executive’s spouse and dependents in amounts consistent with that applicable to active employees, Executive’s spouse and dependents shall continue to participate in the Company’s health insurance plan (medical, dental and vision) upon the same terms and conditions in effect for other executives of the Company; provided, however, that (i) the continuation of health benefits under this Subparagraph shall reduce and count against the rights of Executive’s spouse and dependents under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”), and (ii) the value of premiums paid by the Company shall be reportable as taxable income to Executive’s spouse to the extent required by applicable law in order for the benefits received by Executive’s spouse and dependents to be non-taxable or to avoid imposition of penalty taxes on the Company pursuant to the Patient Protection and Affordable Care Act. In addition to the foregoing, any payments to which Executive’s spouse, beneficiaries, or estate may be entitled under any employee benefit plan shall also be paid in accordance with the terms of such plan or arrangement. Such payments, in the aggregate, shall fully discharge the Company’s obligations hereunder.
(c)Disability. If during the Term, as a result of Executive’s incapacity due to physical or mental illness, Executive shall have been absent from his duties hereunder on a full‑time basis for one hundred eighty (180) calendar days in the aggregate in any twelve (12) month period, the Company may terminate Executive’s employment hereunder and the Company shall, within ninety (90) days of such termination, pay in a lump sum amount to Executive, Executive’s accrued and unpaid Base Salary to his Date of Termination, plus his target bonus for the calendar year of termination, prorated for the number of days actually employed in the then current calendar year, to the extent unpaid on the Date of Termination. During any period during the Term that Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness, but prior to Executive’s termination in accordance with the preceding sentence or otherwise under this Agreement, Executive shall continue to be treated as an active employee for all purposes under this Agreement and any other benefit and compensation arrangements of the Company. All unvested stock options and stock‑based grants with time-based vesting shall vest and become exercisable or nonforfeitable, as applicable, as of the Date of Termination, and all unvested stock options and stock-based grants with performance-based vesting shall become exercisable or nonforfeitable, as applicable, to the extent provided in the applicable award agreements, and Executive shall have such period of time to exercise the stock options as is provided in the Stock Plan and agreements with Executive pursuant thereto. For a period of eighteen (18) months following the Date of Termination and subject to Executive’s continued copayment of premium amounts in amounts consistent with that applicable to active employees, Executive, Executive’s spouse and dependents shall continue to participate in the Company’s health insurance plan (medical, dental and vision) upon the same terms and conditions in effect for other executives of the Company; provided, however, that (i) the continuation of health benefits under this Subparagraph shall reduce and count against the rights of Executive, Executive’s spouse and dependents under COBRA, and (ii) the value of premiums paid by the Company shall be reported as taxable income to Executive to the extent required by applicable law in order for the benefits received by Executive, Executive’s spouse and dependents to be non-taxable or to avoid imposition of penalty taxes on the Company pursuant to the Patient Protection and Affordable Care Act. Such payment will be made within sixty (60) days of Executive’s termination of employment. In addition to the foregoing, any payments to which Executive may be entitled under any employee benefit plan shall also be paid in accordance with the terms of such plan or arrangement. Such payments, in the aggregate, shall fully discharge the Company’s obligations hereunder.
(d)Termination by the Company for Cause.
(i)The Company may terminate Executive’s employment hereunder for Cause. “Cause” shall mean: (A) gross negligence or willful misconduct by Executive in connection with the performance of his material duties hereunder; (B) a breach by Executive of any of his material duties hereunder (for reasons other than physical or mental illness) and the failure of Executive to cure such breach within thirty (30) days after written notice thereof by the Company; or (C) indictment of Executive of a felony and such indictment has a material adverse effect on the interests or reputation of the Company. Termination for Cause may only occur after reasonable advance written notice to Executive of the events giving rise to the potential termination for “Cause,” at a meeting of the Board of Directors called for this purpose and at which Executive has the opportunity to be represented by counsel, at which at least two-thirds of the non-employee members of the Board of Directors vote to terminate employment for “Cause.”
(ii)If during the Term, Executive’s employment is terminated by the Company for Cause, then the Company shall, through the Date of Termination, pay Executive his accrued and unpaid Base Salary. Thereafter, the Company shall have no further obligations to Executive except as otherwise provided hereunder; provided that any such termination shall not adversely affect or alter Executive’s rights under any employee benefit plan of the Company in which Executive, at the Date of Termination, has a vested interest. Notwithstanding the foregoing and in addition to whatever other rights or remedies the Company may have at law or in equity, all vested and unvested stock options, and all unvested other stock‑based grants, held by Executive as of the Date of Termination, shall immediately expire on the Date of Termination if Executive’s employment is terminated by the Company for Cause.
(e)Termination by the Company without Cause or by Executive for Good Reason.
(i)The Company may terminate Executive’s employment hereunder without Cause if such termination is approved by the Board of Directors. Any termination by the Company of Executive’s employment hereunder which does not (A) constitute a termination for Cause under Subparagraph (d)(i), (B) result from the death or disability of Executive under Subparagraph (b) or (c), or (C) result from the expiration of the Term on June 30, 2023 shall be deemed a termination without Cause.
(ii)Executive may terminate his employment hereunder for Good Reason. “Good Reason” shall mean the occurrence of any of the following without Executive’s written consent: (A) a material adverse change, in the nature or scope of Executive’s responsibilities, authorities, powers, functions, or duties under this Agreement (which for the avoidance of doubt shall be deemed to occur in the event that the Company ceases to be a standalone public company, whether through becoming a subsidiary of a publicly held company or becoming a privately held company); (B) a breach by the Company of any of its material obligations hereunder; or (C) a material change in the geographic location at which Executive must perform his services. To constitute a Good Reason termination, Executive (1) must provide written notice to the Company within ninety (90) days of Executive’s initial actual knowledge of the existence of the event constituting Good Reason, (2) may not terminate his employment pursuant to this Subparagraph unless the Company fails to remedy the event constituting Good Reason within thirty (30) days after such notice has been deemed given pursuant to this Agreement (the “Cure Period”), and (3) Executive must terminate employment with the Company no later than thirty (30) days after the end of the Cure Period, and only if the Company has failed to remedy the event constituting Good Reason within the Cure Period.
(iii)If during the Term and prior to a Change in Control Executive’s employment is terminated by the Company without Cause or if Executive terminates his employment for Good Reason in accordance with this Subparagraph (e), then the Company shall, through the Date of Termination, pay Executive his accrued and unpaid Base Salary and his target bonus for the calendar year of termination, prorated for the number of days actually employed in the then current calendar year, to the extent unpaid on the Date of Termination. In addition, subject to signing by Executive of a general release of claims in a form attached hereto as Exhibit B (the “Release”) and the Release becoming irrevocable, all within thirty (30) days after the Date of Termination, Executive shall be entitled to the following:
(A)Salary continuation in an amount (the “Severance Amount”) equal to two (2) times the sum of (x) his annual Base Salary under Subparagraph 3(a) and (y) the amount of his cash bonus, if any, received in respect of the immediately preceding calendar year under Subparagraph 3(b) (or, if greater, Executive’s target bonus for such immediately preceding calendar year). The Severance Amount shall be paid in equal installments in accordance with the Company’s then payroll practice over a twenty-four (24) month period beginning with the first payroll date that occurs at least thirty (30) days after the Date of Termination. Solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the Code”), each installment payment is considered a separate payment;
(B)For a period of twenty-four (24) months following the Date of Termination or until Executive becomes covered under a group health plan of another employer, whichever is earlier, subject to Executive’s continued copayment of premium amounts in amounts consistent with that applicable to active employees, Executive, Executive’s spouse and dependents shall continue to participate in the Company’s health insurance plan (medical, dental and vision) upon the same terms and conditions in effect for other executives of the Company; provided, however, that (x) the continuation of health benefits under this Subparagraph shall reduce and count against the rights of Executive, Executive’s spouse and dependents under COBRA, and (y) the value of premiums paid by the Company shall be reported as taxable income to Executive to the extent required by applicable law in order for the benefits received by Executive’s spouse and dependents to be non-taxable or to avoid imposition of penalty taxes on the Company pursuant to the Patient Protection and Affordable Care Act; and
(C)All stock options and other stock-based awards with time-based vesting in which Executive would have vested if he had remained employed for a period of twenty-four (24) months commencing on the Date of Termination shall vest and become exercisable or nonforfeitable, as applicable, as of the Date of Termination, and all stock options and other stock-based awards with performance-based vesting held by Executive shall become exercisable or nonforfeitable to the extent provided in the applicable award agreements. To avoid termination or forfeiture of any unvested stock option or stock-based award during the consideration of the Release, any termination or forfeiture of any unvested portion of any stock option or stock-based award that is eligible for acceleration of vesting pursuant to this Subparagraph that otherwise would have occurred on or within thirty (30) days after the Date of Termination will be delayed until the 30th day after the Date of Termination (but in no event later than the expiration date thereof) and will only occur to the extent such portion of such award does not vest pursuant to this section.
(f)Voluntary Termination by Executive. Executive may terminate his employment hereunder for any reason, including, but not limited to, Good Reason in accordance with Subparagraph (e)(ii). If Executive’s employment is terminated by Executive other than for Good Reason, then the Company shall, through the Date of Termination, pay Executive his accrued and unpaid Base Salary. Thereafter, the Company shall have no further obligations to Executive except as otherwise expressly provided hereunder; provided any such termination shall not adversely affect or alter Executive’s rights under any employee benefit plan of the Company in which Executive, at the Date of Termination, has a vested interest. The vesting and exercise of any stock options and the forfeitability of any stock‑based grants held by Executive shall be governed by the terms of the Stock Plan and the related agreements between Executive and the Company.
(g)Attainment of Age 62 with 10 or More Years of Service. Notwithstanding any terms of the Stock Plan or any related agreement to the contrary, award agreements between the Company and Executive that are entered into after the Effective Date and govern the terms of stock option, other stock-based, or incentive equity awards (“Incentive Equity Awards”) shall either provide or be deemed to provide that if Executive is employed by the Company when he attains age 62 and has completed at least ten (10) years of employment with the Company (at which time, for the avoidance of doubt, Executive shall have satisfied all requirements necessary for retirement treatment, and/or be deemed to satisfy any greater age and service requirement necessary for retirement treatment, under any equity-based awards):
(i)regardless of whether Executive remains employed by the Company, the full number of LTIP units (and/or the full number of shares of common stock or other equity-based awards, if applicable) the Executive earns (if any) under any Incentive Equity Awards with performance-based vesting (e.g., a Multi-Year Long-Term Incentive Program award) (“Performance Awards”) shall be determined in the same manner and at the same time as it otherwise would have been the case if Executive had remained employed by the Company through the full vesting period for the applicable Performance Award, including without limitation with respect to performance hurdles and lapse of restrictions on transfer, without any proration of the award due to service time, and with any service-based vesting requirements deemed satisfied over the relevant service-vesting schedule. The benefits of the immediately preceding sentence are referred to below as “Performance Award Enhancements.”  The period for which the covenants set forth in Paragraph 10 are applicable shall be extended as set forth in Paragraph 10; provided that Executive may waive the Performance Award Enhancements with respect to one or more Performance Awards and thereby affect the length of the period for which such covenants are applicable, as provided in Paragraph 10.  To be effective, such waiver must be effected by written notice given before the date of the commencement of any activities otherwise prohibited by Paragraph 10; and

(ii)Incentive Equity Awards with time-based vesting shall vest in full (without proration) and become exercisable or nonforfeitable, as applicable.  For the avoidance of doubt, (x) such vesting shall not be construed to affect restrictions on transfer (if any) provided in the applicable award agreement and the (y) vesting of any Performance Award covered by Performance Award Enhancements shall be governed by Subparagraph 8(g)(i) above and not by this Subparagraph 8(g)(ii).
(h)Expiration of the Term. For the avoidance of doubt, the expiration of the Term of this Agreement on June 30, 2023 will not constitute or result in a termination of employment by the Company without Cause, and Executive acknowledges that the severance provisions of Paragraphs 8 (other than Subparagraph 8(g)) and 9 shall not apply.
(i)No Mitigation. Without regard to the reason for the termination of Executive’s employment hereunder, Executive shall be under no obligation to mitigate damages with respect to such termination under any circumstances and in the event Executive is employed or receives income from any other source, there shall be no offset against the amounts due from the Company hereunder.
9.Change in Control Payment. The provisions of this Paragraph 9 set forth certain terms of an agreement reached between Executive and the Company regarding Executive’s rights and obligations upon the occurrence of a Change in Control of the Company. These provisions are intended to assure and encourage in advance Executive’s continued attention and dedication to his assigned duties and his objectivity during the pendency and after the occurrence of any such event. These provisions shall apply in lieu of, and expressly supersede, the provisions of Subparagraph 8(e) regarding severance pay and benefits upon an involuntary termination of employment, if such termination of employment occurs during the Term upon or within twenty-four (24) months after the occurrence of the first event constituting a Change in Control. These provisions shall terminate and be of no further force or effect beginning twenty-four (24) months after the occurrence of a Change in Control, at which point the provisions of Subparagraph 8(e) shall again become effective in accordance with their terms. For the avoidance of doubt, Executive’s Change in Control benefits shall be governed solely by this Paragraph 9, and Executive shall not participate in any Change in Control severance plans or programs maintained by the Company.
(a) Change in Control Benefits. During the Term, if upon or within twenty-four (24) months after a Change in Control, Executive’s employment is terminated by the Company without Cause or Executive terminates his employment for Good Reason, then the Company shall, through the Date of Termination, pay Executive his accrued and unpaid Base Salary and his target bonus for the calendar year of termination, prorated for the number of days actually employed in the then current calendar year, to the extent unpaid on the Date of Termination. In addition,
(i)all stock options and other stock-based awards with time-based vesting held by Executive shall immediately accelerate and become fully exercisable or nonforfeitable;
(ii)all stock options and other stock-based awards with performance-based vesting held by Executive shall become exercisable or nonforfeitable to the extent provided in the applicable award agreements;

(iii)the Company shall pay Executive a lump sum in cash in an amount equal to three (3) times the sum of (x) his annual Base Salary under Subparagraph 3(a) (or Executive’s Base Salary in effect immediately prior to the Change in Control, if higher) and (y) Executive’s average annual cash bonus under Subparagraph 3(b) received with respect to the three (3) calendar years preceding the Change in Control, with the bonus in respect of the calendar year immediately preceding the Change in Control being deemed the target bonus for such year if the Change in Control occurs before the bonus in respect of such calendar year has been paid (or, if greater than such three-year average bonus, Executive’s target bonus under Paragraph 3(b) hereof). Such amount shall be paid in one lump sum payment on the Date of Termination; provided, however, that if the Change in Control does not constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A of the Code, the amount of cash severance payable under this Subparagraph equal to the Severance Amount under Subparagraph 8(e)(iii)(A) shall be paid in equal installments in accordance with the Company’s then payroll practice over a twenty-four (24) month period beginning with the first payroll date that occurs thirty (30) days after the Date of Termination, and the balance shall be paid in a lump sum payment on the Date of Termination. Solely for purposes of Section 409A of the Code, each installment payment is considered a separate payment;
(iv)for a period of thirty-six (36) months following the Date of Termination or until Executive becomes covered under a group health plan of another employer, whichever is earlier, subject to Executive’s continued copayment of premium amounts in amounts consistent with that applicable to active employees, Executive, Executive’s spouse and dependents shall continue to participate in the Company’s health insurance plan (medical, dental and vision) upon the same terms and conditions in effect for other executives of the Company; provided, however, that (x) the continuation of health benefits under this Subparagraph shall reduce and count against the rights of Executive, Executive’s spouse and dependents under COBRA, and (y) the value of premiums paid by the Company shall be reported as taxable income to Executive to the extent required by applicable law in order for the benefits received by Executive’s spouse and dependents to be non-taxable or to avoid imposition of penalty taxes on the Company pursuant to the Patient Protection and Affordable Care Act; and
(v)the Company shall reimburse Executive for financial counseling, tax preparation assistance and out-placement counseling for thirty-six (36) months after the Date of Termination.
(b)Additional Limitation.
(i)Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Payments”), would be subject to the Excise Tax, the following provisions shall apply:
(A)If the Payments, reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes payable by Executive on the amount of the Payments which are in excess of the Threshold Amount, are greater than or equal to the Threshold Amount, Executive shall be entitled to the full benefits payable under this Agreement.

(B)If the Threshold Amount is less than (x) the Payments, but greater than (y) the Payments reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes on the amount of the Payments which are in excess of the Threshold Amount, then the Payments shall be reduced (but not below zero) to the minimum extent necessary so that the sum of all Payments shall not exceed the Threshold Amount. In such event, the Payments shall be reduced in the following order: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code (to the extent such reduction does not result in tax penalties to Executive); (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c). To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order. No reductions shall be made under this Subclause (B) unless agreed by Executive.
(ii)For the purposes of this Subparagraph 9(b), “Threshold Amount” shall mean three times Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00); and “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by Executive with respect to such excise tax.
(iii)The determination as to which of the alternative provisions of Subparagraph 9(b)(i) shall apply to Executive shall be made by a nationally recognized accounting firm selected by the Company, which does not provide services to the acquirer or other counter-party in the transaction to which this Paragraph 9(b) applies (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or Executive. For purposes of determining which of the alternative provisions of Subparagraph 9(b)(i) shall apply, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of Executive’s residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In making its determinations under this Paragraph 9(b), the Accounting Firm shall value the noncompetition obligations of Executive described in Section 10 and take into account the maximum extent to which such value may be used to reduce the value of the Payments which otherwise could be subject to the Excise Tax. Subject to the last sentence of Subclause 9(b)(i)(B), any determination by the Accounting Firm shall be binding upon the Company and Executive.
(c)“Change in Control” shall have the same meaning as defined in the Stock Plan, as amended from time to time.
10.Noncompetition. Because Executive’s services to the Company are special and because Executive has access to the Company’s confidential information, Executive covenants and agrees that during Executive’s employment with the Company and until the Restricted Period End Date, as defined below, Executive shall not, without the prior written consent of the Company (which shall be authorized by approval of the Board of Directors of the Company, including the approval of a majority of the independent Directors of the Company), directly or indirectly:
(a)engage, participate or assist in, either individually or as an owner, partner, employee, consultant, director, officer, trustee, or agent of any business that engages or attempts to engage in, directly or indirectly, the acquisition, development, construction, operation, management, or leasing of any commercial real estate property of a type which is the subject of a significant portion of the Company’s business (measured as at least 10% of the Company’s revenues on a trailing 12-month basis) on the Date of Termination;
(b)intentionally interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Company or its affiliates and any tenant, supplier, contractor, lender, employee, or governmental agency or authority; or
(c)call upon, compete for, solicit, divert, or take away, or attempt to divert or take away any of the tenants or employees of the Company or its affiliates, either for himself or for any other business, operation, corporation, partnership, association, agency, or other person or entity.
The “Restricted Period End Date” shall mean the later of (i) the end date of the one-year period immediately following the termination of Executive’s employment with the Company for any reason or (ii) the latest date of full vesting applicable to any Performance Award under the terms of the applicable Performance Award for which the Performance Award Enhancements have not been waived by Executive pursuant to Subparagraph 8(g)(i) before the commencement of any activities otherwise prohibited by this Paragraph 10. For the avoidance of doubt, the “latest date of full vesting applicable to any Performance Award” means the date on which all vesting requirements have been satisfied and all restrictions on transfer have expired under the terms of the Performance Award without respect to the terms of Subparagraph 8(g)(i).
This Paragraph 10 shall not be interpreted to prevent Executive from engaging in Minority Interest Passive Investments or any other activity permitted under Subparagraph 2(b). This Paragraph 10 shall survive the termination of this Agreement.
Notwithstanding anything to the contrary herein, the noncompetition provision of this Paragraph 10 shall not apply if Executive’s employment terminates after a Change in Control.
11.Conflicting Agreements. Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which he is a party or is bound, and that he is not now subject to any covenants against competition or similar covenants which would affect the performance of his obligations hereunder.
12.Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed duly given (i) if delivered by hand and receipted for by the party addressee, on the date of such receipt or (ii) if mailed by domestic certified or registered mail with postage prepaid, on the third business day after the date postmarked. Address for notice for the Company is as shown above, or as subsequently modified by written notice. Address for notice for Executive is the address shown on the records of the Company.

13.Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties with respect to any related subject matter, including without limitation the 2013 Agreement, provided, however, that the Indemnification Agreement by and among the Company, BBLP and Executive of March 10, 2013, as amended from time to time, shall remain in full force and effect hereafter.
14.Assignment; Successors and Assigns, etc. Neither the Company nor Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; provided that the Company may assign its rights under this Agreement without the consent of Executive to a successor to substantially all of the business of the Company in the event that the Company shall effect a reorganization, consolidate with or merge into any other corporation, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, partnership, organization or other entity. This Agreement shall inure to the benefit of and be binding upon the Company and Executive, their respective successors, executors, administrators, heirs and permitted assigns.
15.Miscellaneous. Headings herein are for convenience of reference only and shall not define, limit or interpret the contents hereof.
16.Amendment. This Agreement may be amended, modified or supplemented by the mutual consent of the parties in writing, but no oral amendment, modification or supplement shall be effective.
17.Arbitration; Other Disputes. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered in any court having jurisdiction. Notwithstanding the above, the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of Paragraphs 7 or 10 hereof. In the event that the Company terminates Executive’s employment for Cause under Subparagraph 8(d)(i) and Executive only contention is that Cause did not exist, then the Company’s only obligation shall be to submit such claim to arbitration and the only issue before the arbitrator will be whether Executive was in fact terminated for Cause. If the arbitrator determines that Executive was not terminated for Cause by the Company, then the only remedies that the arbitrator may award are the payments and benefits provided under Paragraph 8 or Paragraph 9, whichever is applicable, and reasonable legal fees. If the arbitrator finds that Executive was terminated for Cause, the arbitrator will be without authority to award Executive anything, and the parties will each be responsible for their own attorneys’ fees, and they will divide the costs of arbitration equally. Furthermore, should a dispute occur concerning Executive’s mental or physical capacity as described in Subparagraph 8(c), a doctor selected by Executive and a doctor selected by the Company shall be entitled to examine Executive. If the opinion of the Company’s doctor and Executive’s doctor conflict, the Company’s doctor and Executive’s doctor shall together agree upon a third doctor, whose opinion shall be binding. Notwithstanding the foregoing, Executive shall be entitled to all reasonable legal and arbitration fees incurred in obtaining or enforcing any right or benefit under this Agreement (i) prior to a Change in Control, if Executive prevails on at least one material issue in dispute, and (ii) on or after a Change in Control, except in cases involving frivolous or bad faith claims initiated by Executive. This Paragraph 17 shall survive the termination of this Agreement.
18.Litigation and Regulatory Cooperation. During and after Executive’s employment, Executive shall reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while Executive was employed by the Company; provided that such cooperation shall not materially and adversely affect Executive or expose Executive to an increased probability of civil or criminal litigation. Executive’s cooperation in connection with such claims or actions shall include, without limitation, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after Executive’s employment, Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company. The Company shall also provide Executive with compensation on an hourly basis calculated at his final base compensation rate for requested litigation and regulatory cooperation that occurs after his termination of employment, and reimburse Executive for all costs and expenses incurred in connection with his performance under this Paragraph 18, including, without limitation, reasonable attorneys’ fees and costs.
19.Severability. If any provision of this Agreement shall to any extent be held void or unenforceable (as to duration, scope, activity, subject or otherwise) by a court of competent jurisdiction, such provision shall be deemed to be modified so as to constitute a provision conforming as nearly as possible to the original provision while still remaining valid and enforceable. In such event, the remainder of this Agreement (or the application of such provision to persons or circumstances other than those in respect of which it is deemed to be void or unenforceable) shall not be affected thereby. Each other provision of this Agreement, unless specifically conditioned on the voided aspect of such provision, shall remain valid and enforceable to the fullest extent permitted by law; any other provisions of this Agreement that are specifically conditioned on the voided aspect of such invalid provision shall also be deemed to be modified so as to constitute a provision conforming as nearly as possible to the original provision while still remaining valid and enforceable to the fullest extent permitted by law.
20.Governing Law. This Agreement shall be construed and regulated in all respects under the laws of the State of Delaware without reference to principles of conflict of laws.
21.Section 409A.
(a)Anything in this Agreement to the contrary notwithstanding, if at the time of Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that Executive becomes entitled to under this Agreement on account of Executive’s separation from service would be considered “non-qualified deferred compensation” otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after Executive’s separation from service, or (B) Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.
(b)All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(c)To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon Executive’s termination of employment, then such payments or benefits shall be payable only upon Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).
(d)The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.
(e)The Company makes no representation or warranty and shall have no liability to Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.
22.Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.
23.Advisor’s Fees. The Company shall pay Executive’s reasonable advisor fees (legal and tax) incurred in connection with the contemplation, preparation, negotiation and execution of this Agreement up to a maximum of $25,000.
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IN WITNESS WHEREOF, this Agreement is entered into as of the date and year first above written.

BOSTON PROPERTIES, INC.

By:	/s/ Eric G. Kevorkian
	Name:	Eric G. Kevorkian
	Title:	Senior Vice President

/s/ Owen D. Thomas
Owen D. Thomas

Exhibit A
Lehman Brothers Holdings Inc. Director

Exhibit B
Release of Claims
In exchange for and as a condition to the post-employment benefits provided to me contained in the Employment Agreement between the Company and me dated [Date] (the “Employment Agreement”), I agree as follows:
I voluntarily release and forever discharge the Company, its affiliated and/or related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders (but solely in their capacity as shareholders) and employees of each of the foregoing, and except as to shareholders, in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”), that, as of the date when I sign this Release of Claims, I have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees relating to my employment by and separation from service with the Company, including without limitation any claim of:

•	wrongful discharge;

•	breach of any employment, compensation or related contract with any of the Releasees;

•
of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of age discrimination or retaliation under the Age Discrimination in Employment Act, Claims of disability discrimination or retaliation under the Americans with Disabilities Act, Claims of discrimination or retaliation under Title VII of the Civil Rights Act of 1964 and Claims of discrimination or retaliation under the fair employment practices laws of the state or states in which I have been employed by the Company or its affiliates, each as amended from time to time);

•	under any other federal or state statute (including, but not limited to, the Employee Retirement Income Security Act of 1974, as amended);

•	of defamation or other torts;

•	of violation of public policy;

•	for wages, bonuses, incentive compensation, stock, stock options, vacation pay or any other compensation or benefits, whether based on a statute or otherwise; and

•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;
provided, however, that this Release of Claims shall not affect my rights as a terminated employee as of the date of termination of employment under the Company’s benefit and incentive plans and governing practices, including, but not limited to, my stock options, restricted stock, LTIP Units, performance awards, deferred compensation, employee stock purchase plans or my rights under the Employment Agreement. This Release of Claims will also not release the following claims: (a) any claim to enforce the Employment Agreement or for breach of the

Employment Agreement; (b) any claim for vested benefits pursuant to any Employee Retirement Income Security Act (ERISA) plan or other employee benefit plan, policy or arrangement in which I participate; (c) any claim for Workers’ Compensation benefits or COBRA benefits; (d) any right of indemnification or contribution that I have pursuant to the Indemnification Agreement between the Company and me dated March 10, 2013 or any successor thereto, or pursuant to the Company’s Certificate of Incorporation, By-laws or other governance documents, or (e) any right to coverage I may have under any insurance coverage maintained by the Company or any of its affiliates, including without limitation directors and officers coverage.
I further agree that I shall not seek or accept damages of any nature, other equitable or legal remedies for my own benefit, attorney’s fees or costs from any of the Releasees with respect to any Claim released hereunder.
I acknowledge that I have been advised to consult with an attorney before signing this Release of Claims.
I further understand that I have been given an adequate opportunity, if I so desired, to consider this Release of Claims for up to twenty-one (21) days before deciding whether to sign it. If I signed this Release of Claims before the expiration of that twenty-one (21) day period, I acknowledge that such decision was entirely voluntary. I understand that for a period of seven (7) days after I execute this Release of Claims I have the right to revoke it by a written notice to be received by the General Counsel of the Company by the end of that period. I also understand that this Release of Claims shall not be effective or enforceable until the expiration of that period.
I represent and agree that I have carefully read and fully understand all of the provisions of this Release of Claims and that I am voluntarily agreeing to such provisions.

Owen D. Thomas

Date